Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

August 30, 2016

Cyclacel Pharmaceuticals, Inc.

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a prospectus supplement, dated August 30, 2016 (the “Prospectus Supplement”), to a Registration Statement on Form S-3 (Registration No. 333-211046), which became effective on June 8, 2016 (the “Registration Statement”), to be filed by Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, up to an aggregate offering amount of $4.0 million, pursuant to the At Market Issuance Sales Agreement (the “Sales Agreement”), dated June 23, 2016, by and between the Company, FBR Capital Markets & Co. The Shares are to be sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement (together with the Prospectus Supplement, the “Prospectus”). The Sales Agreement was filed as an exhibit to a Current Report on Form 8-K dated June 23, 2016, and will be incorporated by reference into the Registration Statement.

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both as amended to date and as currently in effect; the minutes of all pertinent meetings of the board of directors of the Company relating to the Registration Statement, the Prospectus and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we deemed necessary for the purposes of rendering the opinions in this letter; the Registration Statement and the exhibits thereto filed with the Commission; the Prospectus and the Sales Agreement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Sales Agreement and a Placement Notice (as defined in the Sales Agreement), will be duly and validly issued, fully paid and non-assessable.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | London | Los Angeles | New York | San Diego | San Francisco | Stamford | Washington

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

August 30, 2016

Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be reliable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.